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                                                                     Exhibit 8.1

                                   A Partnership Including      Boston
                                   Professional Corporations    Chicago
                                   600 13th Street, N.W.        London
                                   Washington, D.C. 20005-3096  Los Angeles
                                   202-756-8000                 Miami
                                   Facsimile 202-756-8087       Munich
                                   http.//www.mwe.com           New York
                                                                Orange County
                                                                Silicon Valley
                                                                Washington, D.C.



MCDERMOTT, WILL & EMERY


                                               January 9, 2003

IMS Health Incorporated
   1499 Post Road
      Fairfield, Connecticut  06842

Ladies and Gentlemen:


      We have acted as special tax counsel to IMS Health Incorporated ("IMS Health") in connection with the proposed exchange offer pursuant to which IMS Health (i) will exchange its shares of Cognizant Technology Solutions Corporation ("Cognizant") class B common stock ("Cognizant Class B Common Stock") for shares of IMS Health common stock ("IMS Health Common Stock") tendered by IMS Health stockholders and (ii) may distribute to the IMS Health stockholders substantially simultaneously any Cognizant Class B Common Stock that IMS Health would otherwise continue to own after completion of the exchange (the foregoing transactions are referred to collectively herein as the "Exchange"), as contemplated by (i) the registration statement on Form S-4 (and all exhibits and attachments thereto), Registration No. 333-101216, filed with the United States Securities and Exchange Commission (the "Commission") on November 14, 2002, as amended by Amendment No. 1 (and all exhibits and attachments thereto) filed with the Commission on December 23, 2002, and Amendment No. 2 (and all exhibits and attachments thereto) filed with the Commission on

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IMS Health Incorporated
January 9, 2003
Page 2



January 9, 2003 (collectively, the "Registration Statement"), (ii) the Distribution Agreement between IMS Health and Cognizant dated January 7, 2003 (the "Distribution Agreement"), and attached as Exhibit 10.13 to the Registration Statement, and (iii) the tender offer statement on Schedule TO (and all exhibits and attachments thereto) filed with the Commission on January 9, 2003 (the "Schedule TO"). You have requested our opinion regarding certain United States federal income tax consequences of the Exchange.



      In rendering our opinion, we have examined and relied on (i) the Registration Statement; (ii) the Schedule TO; (iii) the Distribution Agreement;
(iv) the representations made to us by IMS Health and Cognizant in certificates dated January 9, 2003, including any exhibits thereto (the "IMS Health Certificate" and the "Cognizant Certificate," respectively); (v) the representations to be made to us in certificates to be executed by Venetia Kontogouris and Robert E. Weissman, both directors of Cognizant (the "Kontogouris Certificate" and the "Weissman Certificate," respectively); (vi) the opinion delivered by Goldman, Sachs & Co. on January 8, 2003, to the Board of Directors of IMS Health (the "Goldman, Sachs Opinion"); (vii) the opinion delivered by Bear, Stearns & Co. Inc. on January 8, 2003, to the Board of Directors of IMS Health (the "Bear, Stearns Opinion"); and (viii) such other instruments and documents related to the Exchange as we have deemed necessary or appropriate to enable us to render the opinion set forth below. The IMS Health Certificate, the Cognizant Certificate, the Kontogouris Certificate, and the Weissman Certificate are referred to collectively herein as the "Certificates."

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IMS Health Incorporated
January 9, 2003
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      In addition, we have assumed that (i) the Exchange will be consummated in the manner contemplated by the Distribution Agreement, the Registration Statement, and the Schedule TO and in accordance with the provisions of the Distribution Agreement and the exhibits to the Schedule TO, and that none of the terms or conditions contained therein have been or will be waived or modified in any material respect; (ii) the Registration Statement, the Schedule TO, the Distribution Agreement, the Certificates, and such other documents and records that we have considered reflect all of the material facts relating to the Exchange; (iii) the statements concerning the Exchange set forth in the Registration Statement, the Schedule TO, the Goldman, Sachs Opinion, and the Bear, Stearns Opinion, including the purposes of the parties for consummating the Exchange, are accurate and complete; and (iv) the representations contained in the Certificates are accurate and complete without regard to any qualification as to knowledge or belief contained therein. In our examination of the materials described herein, we also have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals thereof. We have not independently verified any factual matters relating to the Exchange in connection with the preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

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IMS Health Incorporated
January 9, 2003
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      Based solely on the foregoing and subject to the exceptions, qualifications, and limitations set forth herein, we are of the opinion that, for United States federal income tax purposes:

      (i) the distribution of the Cognizant Class B Common Stock by IMS Health pursuant to the Exchange should be tax-free to IMS Health;

      (ii) no gain or loss should be recognized by, and no amount should be included in the income of, the IMS Health stockholders upon their receipt of shares of Cognizant Class B Common Stock in the Exchange;

      (iii) for those IMS Health stockholders that surrender all of their shares of IMS Health Common Stock in the Exchange, the aggregate tax basis of the shares of Cognizant Class B Common Stock held by each such stockholder after the Exchange, including any fractional share interest with respect to which cash is received as described in (vi) below, should be the same as the aggregate tax basis of the shares of IMS Health Common Stock exchanged therefor;

      (iv) for those IMS Health stockholders that do not surrender all of their shares of IMS Health Common Stock in the Exchange, each such stockholder's aggregate tax basis in the shares of IMS Health Common Stock held before the Exchange should be allocated between the shares of IMS Health Common Stock and shares of Cognizant Class B
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IMS Health Incorporated
January 9, 2003
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            Common Stock, including any fractional share interest with respect to which cash is received as described in (vi) below, held by such stockholder after the Exchange in proportion to their relative fair market values;

      (v) the holding period of the shares of Cognizant Class B Common Stock received by the IMS Health stockholders in the Exchange, including any fractional share interests with respect to which cash is received as described in (vi) below, should include the holding period of the shares of IMS Health Common Stock with respect to which the shares of Cognizant Class B Common Stock were received; and

      (vi) if a stockholder of IMS Health receives cash as the result of an independent exchange agent sale of a fractional share of Cognizant Class B Common Stock on behalf of the stockholder, the stockholder should recognize gain or loss in an amount equal to the difference between the tax basis allocable to such fractional share interest and the amount of cash received.

      Our opinion is based on an analysis of the Code, final, temporary, and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions, and other applicable authorities as of the date hereof. The analysis of the United States federal income tax consequences of the proposed transactions involves a careful application of the relevant
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IMS Health Incorporated
January 9, 2003
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legal standards to the facts related to the Exchange. The legal analysis of the
Exchange is particularly dependent on the accuracy and completeness of the facts, information, covenants, representations, and warranties contained in the documents described herein. Thus, any change or inaccuracy in such facts, information, covenants, representations, or warranties (including, without limitation, events occurring subsequent to the Exchange) could affect the conclusions stated herein. Our opinion is not binding on, and does not foreclose the possibility of a contrary determination by, the Internal Revenue Service ("Service") or by a court of competent jurisdiction, or of a contrary position by the Service or the Treasury Department in regulations or rulings issued in the future. Furthermore, Congress can change the tax laws and can do so retroactively. By rendering our opinion, we do not undertake to advise you of any change in any law that may occur after the date of this opinion.


            Except as set forth above, we express no opinion to any party as to any tax consequences, whether United States federal, state, local, or foreign, of the Exchange or of any other transaction or event contemplated by or referred to in the Distribution Agreement, the Registration Statement, or the Schedule TO. Our opinion does not address United States federal income tax consequences that may vary with, or are contingent on, a stockholder's individual circumstances. In particular, our opinion does not address (i) tax basis issues with respect to stockholders participating in the Exchange who own blocks of shares of IMS Health Common Stock with different per-share tax bases or (ii) any tax consequences to stockholders participating in the Exchange who do not hold their shares of IMS Health Common Stock as capital assets.

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IMS Health Incorporated
January 9, 2003
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            Our opinion is rendered to IMS Health solely in connection with the
Exchange and may not be relied on, used, circulated, quoted, or referred to by IMS Health for any other purpose or relied on by, or furnished to, any other person (except for governmental authorities) without our prior written consent. We consent to the use of our name in the offering circular-prospectus included in the Registration Statement and cross-referenced in the Schedule TO, and to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the Schedule TO. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,
                                       /s/ MCDERMOTT, WILL & EMERY